EXHIBIT 99.2

1715 FLEET

The stretch of Florida coastline between Sebastian Inlet southward to Jupiter Inlet has come to be known as the Treasure Coast because treasure is continually found along the shore and, of course, so much treasure has been found in the past. The Travel Channel aired a program this past July which identified the area around Fort Pierce, FL. as # 2 of the top ten places to find treasure in the United States. (A diamond mine out west was # 1.) The state of Florida has issued 20 permits to search for and recover treasure or artifacts along this section (see Map). Of the 20 issued permits, Admiralty has via subcontract agreements with Jeff Milne and Gold Hound permission to search and recover in 15 of the permitted sites. The sites that we are permitted to work are:

1)	Green Cabin Wreck 1618

2)	Cabin Wreck 1715

3)	Anchor Wreck 1715

4)	Cannon Wreck 1715

5)	Corrigan's Wreck 1715

6)	Rio Mar Wreck 1715

7)	Sandy Point Wreck 1715

8)	Douglas Beach Wreck 1715

9)	S-32 Wreck 1715

10)	Robert 1821

11)	Spring of Whitby 1824

12)	Douglas Beach Extension Unknown

13)	Power Plant Unknown

14)	Unknown Wreck Unknown

15)	Exploration 89 Unknown

The majority of the identified wrecks are from the 1715 Fleet. It is possible that some of the unknown wrecks are from the 1715 Fleet as well but that is not known at this time. Most of these ships wrecked during storms or hurricanes and they broke apart as they were battered by the wind and waves or as they bottomed out when their hulls struck the bottom. In any event, the ships broke apart versus simply sinking intact or almost intact. In some cases there were no survivors although frequently (and surprisingly) there were a significant number of survivors. The survivors found themselves on a hostile beach without shelter or help from locals. There would have been little food except whatever could be salvaged from the wreckage. Salvage would have begun immediately. Survival demanded it.

Fortunately, much of the foodstuffs would have been lighter than water and it would have likely been stored in wooden barrels, wooden crates and in sacks. Therefore, it had a chance to be washed ashore. On the other hand, the gold, silver and jewels would have been unlikely to float except for what might have been hidden in luggage. Salvage of the treasure almost always involved diving for it. Recovery would be controlled by how long the diver could hold his breath. Boats would have been in short supply. Visibility is usually poor after a storm and the treasure would be already being covered by sand or mud. Nevertheless, strong efforts were made to recover as much treasure as possible and sometimes significant quantities were recovered soon after the ships wrecked. As time passed and the treasure was covered with sand or mud, the chances of recovery were greatly diminished because it could not be easily located.

The 1715 Fleet was a very rich treasure fleet. This is well documented and several books have been written on the sinking of this fleet, what it carried and the subsequent recovery of valuable artifacts and treasure. Much research has been conducted concerning these ships and their cargo. Admiralty has over 130 pages of archival data on the 1715 Fleet. It is fascinating reading.

On July 24, 1715 a fleet of 12 ships sailed from the harbor of Havana, Cuba en route to Spain. Their plan was to follow the Gulf Stream north along the east coast of Florida continuing northward until they would eventually turn eastward to sail toward Spain. Five of the twelve ships were the New Spain Flota commanded by Captain General Don Juan Esteban de Ubilla and six ships were the Squadron of Tierra Firme commanded by Captain General Don Antonio de Echeverz y Subiza. The twelfth ship, the Grifon, was a French ship which just happened to be sailing when the others were leaving and it received permission to sail with them. During the night of July 30th the Fleet was struck by a hurricane on the east coast of Florida along the section which is now between Fort Pierce and the Sebastian Inlet. Eleven of the ships were wrecked and sank with only the Grifon escaping because it had sailed ahead of the others and somehow missed the worst of the storm. Over 1,000 people were killed but almost 1,500 survived although some of the initial survivors died due to thirst, hunger or exposure before help arrived from Cuba and St. Augustine.

The Spanish conducted very detailed and thorough investigations after a treasure ship wrecked. Survivors were interviewed. Courts of inquiry were held. Witnesses were examined. Sometimes this lasted for years. The archives are loaded with accounts. Escribania de Camara sent a letter to Seville, Spain with the following description concerning the wrecking of the 1715 Fleet:

“The day 24 July 1715, at 8 AM we sailed from the port of Havana with our Flota comprised of five ships; Capitana, Almiranta, Refuerzo (supply ship), Patache, and a small frigate which our General bought in Havana. At the same time, the Squadron of Don Antonio de Echeverz sailed in our company. His group was comprised of six vessels. We navigated with little sail and scant winds in order to effect incorporation with the said Squadron of Echeverz, which remained separated from us from the time we left port.

     After three days we arrived to the point we recognized as the mouth of the Canal de Bahama, and at nightfall we sighted Los Roques (Cay Sal). At sunup the nest morning we were off Los Martines, near the headland of La Florida. We continued sailing along the Cayos de Florida and mainland Florida, always with light and changeable winds, still holding reduced sail for the same motive of incorporating the Squadron of Echeverz which continually maintained itself at a distance from us. Sailing along in this manner we were not set upon by fresh winds from the ENE and, upon taking a sounding, soon found ourselves in 50 brazas of water depth. A cannon was fired as a means of advising this fact to the rest of the Flota. We then put on sufficient sail to take us away from the coast of Florida and to fain deeper water but we were unable to do this due to the currents which kept us close to the shore.

     By now the winds were very strong, making it impossible to sail against (away from the mainland). At sundown the wind got even stronger out of the east and east northeast, building up a heavy sea. The winds forced us relentlessly shoreward and constantly into shallower water. Finally, the winds reached hurricane proportions and the seas were of an immeasurable size, hammering us with repeated blows. We were now in such shallow water that even the larger and stronger ships could not be kept cruising along the coast. We ultimately reached a state of where we could not maintain any sail to keep steerage, for the winds blew them away as fast as we could raise them. For this motive we were at the mercy of the winds and currents, always going on into the coast with all the spars stripped from the masts. We all grounded upon the coast from midnight of the 30th at 10AM of the 31st of July. Most of the ships were divided into sections upon grounding. Mine was the only exception and it remained intact throughout the storm. It was only after 30 days after grounding that the hull was destroyed by fire in order to try and take advantage of salvaging what lay below the decks in the main hold.”

On 15 October 1715 Don Miguel de Lima y Melo wrote from Havana to the Viceroy of Mexico.

“… All of the ships, with the exception of mine, broke to pieces. My ship stayed intact for 30 days after this disaster until we recovered part of the cargo and then burned the ship. At the time of the disaster I was able to recover not only enough victuals for the men on my own ship but also to sustain all of the people who escaped from the patache which wrecked two leagues from my ship and which also aided our Admiral Salmon and his people, and the same with the survivors of the Capitana, which wrecked at a distance of 10 leagues from my Real (camp). By recovering these victuals off my ship I was able to sustain all of the survivors of the disaster until supplies finally arrived from Havana, which was 31 days after the disaster and on these deserted beaches, which are very barren and dry, God permitted us to find sweet water, enough to drink, by making wells the height of a man, which are called sasimbas (water reservoirs).

All of the cargos of the other ships were all lost, less a few leather bags off my ship, but this was little because by the day following the disaster the hold of my ship was completely full of water with over a codo and a half (27 inches) over the main hatchway. This was caused because we were unable to cut the rigging on the leeward side of the ship to dislodge the foremast. By the movements of the sea, caused by the mast still being erect, the bottom part of the ship opened and if this hadn’t happened I would have been able to recover all of the cargo on my ship.

However, for the first eleven hours following the ship wrecking, the ship was strong as it had been before the disaster which is the ultimate proof of its great strength.. I have been fortunate in bringing much of what was salvaged to the Havana, but the remainder is buried underground in my Real and I am hoping it could be picked up by the next schooners that arrive there. But sir, most of the cargo is badly damaged and wet due to the water entering my ship and in carrying the things from my wreck to the shore in a small boat… Only my small boat and another of the Capitana were the only launches which were left after the disaster. My boat was the one which carried the news to Havana. All of the heavy rains further damaged my goods once ashore, as there were too few sails left from our wreck to cover all the goods ashore.

I have suffered such great losses from this disaster that I lacked the funds to get back to my home or even maintain myself here in Havana… On my own ship we lost only 30 seamen and marines, which were carried away by waves while in the waist of the ship before it finally ran aground on the coast…”

October 28, 1715 – Havana, Armenta to the King.

“All of the main ships were broken in pieces and wrecked at a distance from one another of 15 or 16 leagues. The only one which remained intact was the Refuerzo of Lima, under the command of Rafael de Eliza, on which I was sailing, although later it gradually filled with water so that the greater part of its cargo in the hold was lost and we set fire to the hull…”

The treasure stolen from the New World was very important to the King of Spain and it actually sustained the economy of Spain during the period that it was being taken to Spain. Because of its great importance to the King and the government, these shipments were watched closely. Detailed manifests were prepared for each ship which carried treasure. A copy was carried on the ship carrying the goods, a second copy was held at the departure port and a third copy was sent to Spain via another ship which was part of an entirely different convey and which was sailing at a different time. Some of the treasure was owned by the government and it was consigned directly to the King. Some of the treasure was owned by private parties. The privately owned treasure was subject to a 20% tax commonly known as "the King's fifth". Over all of history, many people did not enjoy paying taxes. This held true during this period as well. There was a great deal of smuggling done to avoid the tax. In almost all shipments, smuggled treasure, known as contraband, was carried. In most shipments, it was at least equal to 50% of the manifested treasure and frequently it was equal to the manifested treasure. Because it was hidden, when a ship wrecked, it was not easy to quickly recover the contraband treasure. A favorite area to hide contraband was under the ballast stones. This contraband would have been very difficult to secure after a wreck. During this period, gold was worth about 16 times as much as silver. For this reason, gold was the most common item smuggled back to Spain. There was very little gold listed on the manifests. However, gold coins, splashes and bars have been recovered from the wrecks. Many of the gold bars did not have markings which is a further indication that they may well have been unregistered. It is possible that a substantial amount of gold was being smuggled in this convey. Even though a significant amount of the treasure was recovered immediately after the sinkings and additional treasure has been recovered by modern salvors, records indicate that a sizeable portion of the manifested treasure remains un-recovered. When the contraband is considered, it seems reasonable that there is considerable treasure awaiting recovery.

We hold a subcontract with Gold Hound. Over the past three years, Gold Hound has conducted a substantial amount of surveying near and around the Corrigan's Wreck site. They have also studied the archival documents concerning this wreck as well as others within the permitted areas. It is generally accepted by salvors and historians that the Senora de la Regla which was the "Capitana" of the New Spain Flota, wrecked in this area. Gold Hound personnel estimate that over eighteen tons of silver coins await recovery in the area that they have been surveying. Gold Hound has recovered numerous artifacts that are helping establish the debris trail that occurred as the Regla broke into pieces. Since Admiralty has joined with Gold Hound, we have added additional artifacts which are helping to establish the trail and the story concerning how the ship broke apart and where it was as this occurred.

It might be interesting to consider what synergies exist between Gold Hound and Admiralty that led both companies to believe that working together is a "win-win" situation. Firstly, Gold Hound personnel have worked in this general area for several years and they know the area well and the history of the area well. Gold Hound personnel are experienced and successful treasure salvors. Gold Hound holds a permit to work all of the permitted sites and they hold an exclusive permit for the area which was most interesting to them. If a subcontractor holds an exclusive in an area, no other subcontractor is allowed to work in the exclusive area as long as the exclusive is maintained. Therefore, Admiralty could not work in the exclusive area except via Gold Hound. Of course, utilizing our subcontract with Jeff Milne, we could work outside of the exclusive and we did and continue to do so while at the same time working with Gold Hound. Admiralty's ship the R/V New World Legacy, carries two large prop wash diverters (PWDs). Many of the artifacts and the treasure are buried from three to twelve feet under the bottom. Unless one uses PWDs, it is virtually impossible to recover the artifact or the treasure. In shallow water small PWDs work reasonably well but in deeper water, the time consumed to uncover items which are deeply buried is considerable. Admiralty can uncover in a short time what might take hours with a smaller boat. Therefore, it is reasonable to seek someone who can do the work quickly if one wishes to work in deeper waters. This is exactly what Gold Hound did. This partnership is a good example of what Admiralty seeks when we consider partnering with another company.

The area we are searching at and around Corrigan’s Wreck is believed to contain the wreckage of the Senora de la Regla. The following details information concerning the cargo of the Regla based on official manifests.

AMOUNTS OF TREASURE – CARGO ON UBILLA’S SHIPS

Following was aboard the Capitana. In Mexico the following items were put aboard this ship:

611,409 pesos in treasure for the King.

2,559,917 pesos in treasure for private persons in coins and bars carried in 836 chests and loose sacks.

23 chests of worked silver

7 copper ingots

4 chests of Chinese porcelain

One small chest of gold bars, doubloons, and pearls, but total value was not stated

730 Serones (crates) of fine grade cochineal

241 Serones of indigo

52 boxes of regales (presents)

17 boxes of vanilla

6 boxes of chocolate

730 cured leather hides

100 quintales (100 lb per) of Brazilwood

9 boxes of ceramic drinking jugs

One small box of “Polvo de Oaxaco” (a drug)

14 jugs of balsam

The total number of chests of coins carried in this ship was 1,300. In fact, this ship was so heavily laden that it would be doubtful if she carried more than the minimum amount of ballast, and that may have been small, compacted river rock. This would account for there not being much of a ballast concentration at the Corrigan’s site.

Aboard the Capitana and Admiranta, a total of 169,111 pesos in silver was also carried for the wages of the Council of the Indies, but how it was divided between the ships was not stated.

A chest containing jewels consigned to the Queen was also put aboard the Capitana, consisting of two pairs of gold earrings, three gold rings, 100 pearls, a gold jewel, and a rosary made of coral and gold.

In Havana more treasure and other items were put aboard the Capitana, as well as the other ships in Ubilla’s Flota, but due to the registry books being lost, the nature and value of these things is not known. (The Spanish kept two copies of the registry of every ship which departed San Cristobal de la Havana Harbor).

The Cabin Wreck is thought to be the site of the wreckage of the Santo Cristo de San Roman known as the San Roman, the Almiranta of Ubilla's New Spain Flota of the 1715 Fleet. In Mexico the following treasure was manifested as being placed on the San Roman:

990 chests of silver which averaged about 3,000 pesos to the chest.

Of this 2,076,004 pesos belonged to private persons some of which was coins in sacks and some silver bars. The number of chests belonging to private persons carrying silver specie was 684 chests. The treasure belonging to the King was valued at 611,408 pesos.

In Havana some part of 169,111 pesos in silver which was for wages of the Council of the Indies was placed on board. This silver was split between the Regla and the San Roman but we do not know the split. Additional treasure was placed on board in Havana but the registry books are lost for this treasure. It is recorded that 36,000 pesos of treasure in silver bars and specie and gold bars and discs which had been salvaged from the wreck of the 1711 Almiranta of Barlovanto were loaded in Havana on board the San Roman as well.

In Mexico the following additional cargo was manifested as being on board:

726 serones of cochineal

1,072 serones and chests of indigo

139 discs of copper

682 cured hides

26 chests of ceramic drinking vessels

48 chests of vanilla

35 chests of gifts

8 jugs of balsam and liquid amber

2 crates of escritorios (writing desks)

40 chests of chocolate and powder of caxaca

30 chests of uncultivated cochineal

12 chests of achiote, a vegetable dye

53 chests of silverware or worked silver

14 chests of Chinese porcelain

80 bales of Purga de Jalpa, a drug

3 biombos (Chinese folding screens)

9 serones de cocoa

25 tons of Brazilwood ( a dyewood)

31 bales of sarsaparilla

The Santissima Trinidad y Nuestra Senora de la Concepcion also known as the Urca de Lima named after the owner Don Miguel de Lima was General Ubilla's supply ship or refuerzo. This ship was manifested as carrying:

252,171 pesos in silver coins in 81 chests and some loose sacks belonging to private persons

13 chests of worked silver

280 serones of cochineal

595 serones and chests of indigo

3,320 cured hides

21 barrels and jugs of liquid amber

257 uncured half hides

6 jugs of balsam

198 bales of Purga de Jalapa ( a drug)

75 chests of ceramic drinking vessels

30 chests of chocolate

19 bales of cocoa

22 chests of vanilla

25 tons of Brazilwood

11 bales of sneeze-wort ( a type of snuff)

136 chests of gifts

77 serones and chests of uncultivated cochineal

300 uncured hides

3 Chinese folding screens

32 chests of Chinese porcelain

3 ½ tons of sarsaparilla

2 bales of quinine bark

1 chest of sugar

2 copper discs or ingots

4 chests of achiote (vegetable dye)

700 pounds of sassafras

10 chests of copal ( incense)

The Urca de Lima was built by the Dutch and was rated at 350 tons. It carried twenty cannons. This ship was well salvaged when it wrecked including most of the treasure (at least the registered treasure) because it stayed afloat for a while after the storm. This ship has been located and the wreck site is called the "Wedge Wreck" because some silver wedges were recovered in 1963 from the site. Some additional treasure and artifacts have been recovered from the area including a conglomerate containing 3,000 raw emeralds, another conglomerate containing 25 gold coins, some silver coins and other artifacts. It is generally felt that this wreck is well salvaged and the area is now a state park. This area is not a site that we are permitted to work. The Urca de Lima is mentioned because it is one of the 1715 Fleet ships and any treasure recovered at the time of the sinking would be in the total tally of recovered treasure.

Another of the ships of Ubilla's group was a patache belonging to Soto Sanchez. It contained:

44,000 pesos of private treasure in coins carried in 12 chests and several loose sacks

63 serones of cochineal

169 serones and chests of indigo

870 cured hides

8 alfardas (Duty or tihes)

10 ton of Brazilwood

9 barrels of liquidumbar

25 serones of uncultivated cochineal

58 chests of gifts

81 bales of Purga de Jalapa

18 chests of chocolate

51 chests of ceramic drinking vessels

4 bales of sneeze-wort

4 trunks or chests (contents not stated)

1 bale of quinine bark

7 chests of Chinese porcelain

8 bales of sarsaparilla

3 bales of Michocan root (a drug)

7 chests of vanilla

11 bales of cocoa

12 jugs of oil of beto

16 jugs of copal (incense)

The Cannon Wreck may contain the wreckage of the fifth of General Ubilla's ships which comprised the New Spain Flota. If it does, it may be the Mariagalante which is the small fragatilla which Ubilla purchased in Havana. Treasure which appears to be from the 1715 Fleet has been recovered in the area including 39 gold doubloons. The 8-escudo coins dated 1697 to 1714 and are very valuable. Additionally, about 400 silver pieces-of-eight and a number of silver artifacts have been recovered at this site. There is not enough information to be comfortable to name a particular ship for sure. If it is not the Mariagalante, it may contain wreckage from one of the five yet to be identified ships which wrecked from the 1715 Fleet.

The Rio Mar Wreck is felt to be the site where the capitana of Captain General Don Antonio de Echeverz y Subiza's Squadron of Tierra Firme, the Nuestra Senora del Carmen, San Miguel y San Antonio or Carmen sank. Its manifest stated that she carried:

For the King:

46,095 pesos, 6 reales, 10 maravedis in gold doubloons

309 castellanos, 7 tomines, 6 grains of gold dust

646 castellanos in two gold bars (small bars)

For private persons:

19 gold bars and some doubloons valued at 26,063 pesos

2,650 pesos in gold doubloons

1,485 in silver reales

3 gold chains valued at 747 pesos

47 serones of cocoa

1 ½ tons of Brazilwood

The Carmen carried a number of wealthy passengers on their way back to Spain. It is likely that these passengers carried items in their luggage not declared on the manifest (contraband). This is supported by the fact that several recovered items from the site are not listed on the manifest. For example items recovered include:

1) an emerald teardrop
2) a three-carat ruby stone
3) a gold finger ring with amethyst

4) 8 gold rings
5) 5 gold earrings
6) 2 gold brooches
7) 2 gold flower ornament holders
8) a gold hat pin
9) a gold hair piece
10) 2 gold crucifixes
11) 3 pairs of gold cuff-links
12) 3 gold pendants
13) 3 gold wire pieces
14) a gold grooming spoon
15) a silver candelabra

Also recovered was a gold chain with a pendant. Three gold chains were listed on the manifest so this may have been one of the listed items. The important point is that good evidence that contraband was present exists.

The Sandy Point Wreck site is thought to be the Admiranta of Echeverz's fleet, the Nuestra Senora del Rosario y San Francisco Xavier or Rosario. Its manifest shows that it carried:

88 gold bars and some doubloons valued at 8,978 pesos

3,150 pesos in gold doubloons

175 pesos, 1 real in coins

2 chests of small ceramic jugs

28 serones of cocoa

1 chest of vanilla

2 chests of tortoise shells

650 cured half hides of leather

There were no survivors from this ship wreck and it is believed that little, if anything was recovered from the wrecked ship soon after it sank. In modern times salvors have recovered 3 gold coins and about 1,500 silver coins. Although cannons have been located, which are apparently from the Rosario, the ship itself has not been located. It is possible that it broke apart so badly that it is just scattered over a wide area. In any event, it appears that there is considerable gold yet to be recovered.

Five of the eleven ships wrecked from the 1715 Fleet have not been conclusively identified. It may be that some of the ship wreck sites that are listed as unknown contain one or more of these wrecks. It may be that one or more of the yet to be identified ships may be still undiscovered. Perhaps time will tell or perhaps we will never know for sure. Three of the sites have been identified as being wrecks not connected with the 1715 Fleet.

The "Green Cabin Wreck" has been identified as the San Martin, the Almiranta of the 1618 Honduran Fleet. It was carrying treasure when it sank after being driven onto a sand bar by a hurricane. The cargo was lost due to immersion in salt water but the treasure was recovered along with one bronze cannon. In the 1960's two large bronze cannon eleven feet in length and two smaller cannons which were eight feet in length were recovered. All of the cannons were nicely engraved and were good finds. Over the years, a few coins have been recovered from the wreck and some nice artifacts. The most valuable artifact was recovered in 1993 by a diver, Mike Mayer, working for Mel Fisher's son, Kane Fisher. This is a very valuable mariner's astrolabe bearing the date 1593.

In 1810 a hurricane caused the sinking of a number of merchant ships along the East Coast. One of these ships was the Roberts. Based on a number of artifacts recovered including anchors and a bronze bell with the name Roberts on it, it is felt that the Roberts sank at a site now known as the "Anchor Wreck". Several hundred silver "portrait dollars" dated 1809 and earlier have been recovered near this site. What remains is unknown.

It is not known exactly how the Spring of Whitby came to wreck in 1824. In the 1960's a bronze ship's bell inscribed the "Spring of Whitby 1801" was located at the area now known as the Spring of Whitby wreck site. In 1987 a group of treasure hunters recovered a large quantity of "portrait dollars" buried and scattered on the beach. Since that time several very nice artifacts have been recovered in that general area including some gold items.

In summary, let's examine why this area is interesting to Admiralty. The necessary permits are in place avoiding delays that might occur with work in areas which are not yet permitted. The area is proven as a location to find treasure. Although a great deal of treasure has already been recovered, it is generally accepted that a significant amount remains to be recovered. Admiralty brings electronics which are more advanced than have been used in much of the area in the past. Admiralty has prop wash diverters which are more efficient to use in deeper waters than have been available in the past. However, most importantly, this is an ideal site to utilize our ATLIS™ technology. The treasure is scattered and buried. It is difficult to find. Admiralty recovered a gold bar that weighed 22 ounces recently which was the most significant find in the area for the last several months. Nevertheless, we, as well as others who are searching in the area, have done much work to recover so little treasure. The treasure apparently is there but it is certainly difficult to find. Admiralty believes that its ATLIS™ technology will lead to an entirely different level of recovery which will be much more effective than digging out the ferrous hits hoping to find gold or silver along side of the iron.